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                                                                    Exhibit 99.1

         TRANSDIGM ACQUIRES NORCO INC. FROM TRANSTECHNOLOGY CORPORATION

Richmond Hts., Ohio, January 24, 2003 - TransDigm announced today that through its subsidiary it has signed an agreement to acquire the business of Norco Inc., a subsidiary of TransTechnology Corporation, for $51 Million in cash. In addition, we may be required to pay up to $1 Million of contingent tax payments under certain circumstances. The transaction is structured as a sale of certain assets and liabilities. The acquisition is subject to customary closing conditions including the execution of ancillary documents and any required regulatory approvals. The transaction is expected to close mid February.

Norco's major product offerings include proprietary engine hold open mechanisms and connecting devices used on a broad range of commercial and defense aerospace platforms. The products have significant aftermarket and OEM positions on the active Boeing and Airbus fleets. The end user customer base includes all of the major commercial airlines as well as various government agencies. Major OEM customers include Goodrich; Boeing; Northrop/Grumman; Bombardier; and United Technologies.

W. Nicholas Howley, Chief Executive Officer of TransDigm, stated, "We are pleased to bring Norco into the TransDigm family of aerospace businesses. Norco's proprietary aerospace components, strong niche market position, and significant aftermarket content fit well with our overall business and strategic direction and will further expand our power systems components group of businesses."

TransDigm was founded in 1993 with the simultaneous acquisition of the Adel, Aeroproducts, Controlex and Wiggins businesses. Marathon Power Technologies was acquired in 1997, Adams Rite Aerospace Inc. in 1999, and Champion Aerospace in 2001. Additionally, TransDigm has, from time to time, acquired certain add-on product lines to extend its existing product offerings. TransDigm is a market leader in a broad range of proprietary aerospace components such as gear pumps, igniters and ignition systems, electromechanical actuators and controls, NiCd batteries/chargers, engineered connectors, lavatory components, and engineered latches.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the company's products, changes in raw material and equipment costs and availability, changes in customer orders, pricing actions by the company's competitors, and general changes in economic condition. Those and other risks are more fully described in the company's filings with the Securities and Exchange Commission.

For additional information please contact:
Eileen M. Fallon
216-289-4939